Magnetek, Inc.

Performance Stock Award Agreement
(“Incentive Stock Document”)

FOR GOOD AND VALUABLE CONSIDERATION, MAGNETEK, INC., a Delaware corporation, hereby grants to the Grantee named below, an award to receive shares of its $0.01 par value common stock (the “Performance Stock”), upon the terms and subject to the conditions set forth in this Performance Stock Award Agreement (the “Agreement”).  The award is granted as an award of Restricted Stock Units pursuant to the 2014 Stock Incentive Plan of Magnetek, Inc., approved by the Board of Directors on February 27, 2014 and approved by the stockholders at the 2014 Annual Meeting on April 30, 2014 (the “Plan”) and is subject to the terms and conditions of the Plan, which are incorporated herein by reference, including but not limited to Section 8 governing grants of Restricted Stock Units.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise in this Agreement. The Committee, as defined in the Plan, shall have the authority to interpret this Agreement and may change or modify its terms, subject to the terms of the Plan.

Grantee:

Number of Shares Subject to Award:
*Subject to restrictions in the Plan and this Agreement

Date of Award:

Vesting:
Your rights in and to the Performance Stock shall not be vested as of the Date of the Award and shall be subject to the forfeiture provisions set forth below unless and until otherwise vested pursuant to the terms of this Agreement. Provided that you remain continuously employed by the Company through the date the Compensation Committee certifies the attainment of the targets, if any, a portion or all of the Performance Stock will vest or be forfeited in accordance with the vesting schedule attached as Exhibit “A.”

Following a Change of Control, the Award shall vest in accordance with Section 13(b) of the Plan, provided that (i) the “target level of performance” applicable to this Award shall entitle you to 100% of the Performance Stock granted to you under this Award and (ii) the “time-based servicing vesting criteria” applicable to the Performance Stock Award following a Change of Control shall not be satisfied unless you remain continuously employed by the Company until December 31, 2017, except upon an involuntary termination of your employment without Cause or a voluntary termination of your employment for Good Reason within 12 months following a Change of Control or as otherwise provided in a change in control agreement or retention agreement between you and the Company, if any.

Issuance of Shares:
Promptly following the vesting of the Performance Stock, if any, the Company shall issue one Share to you for each Share subject to this Performance Stock Award which has been determined to vest by the Compensation Committee in accordance with the vesting schedule attached as “Exhibit A.” Such Shares shall be registered in your name (either in book-entry form or otherwise) promptly following such vesting.

Restrictions:
Until Shares in satisfaction of the Performance Stock are issued, the Performance Stock granted under this award shall not be subject to transfer, sale, pledge, encumbrance, assignment or any other means of disposition, whether voluntary, involuntary or by operation of law as a result of a judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy). Any attempted disposition of the Performance Stock shall be null and void and of no effect; provided, however, that nothing in this section shall prevent a transfer by will or by the applicable laws of descent and distribution or pursuant to a “domestic relations order” as defined in the Internal Revenue Code of 1986, as amended, except as limited by the Plan.

Forfeiture:
Except as otherwise provided in a change in control agreement or retention agreement between you and the Company, if any, the following forfeiture provisions shall apply to the Performance Stock awarded to you under this Agreement:

*
In the event that your employment is terminated voluntarily or you have given notice of your intent to terminate your employment prior to the above vesting date, all of the Performance Stock awarded to you under this Agreement will be forfeited.

*
In the event your employment is involuntarily terminated prior to the above vesting date, other than due to your death or “Disability” as defined in the Plan, all of the Performance Stock awarded to you under this Agreement will be forfeited unless the Committee, in its sole and absolute discretion, elects to accelerate the vesting of some or all of the Performance Stock awarded under this Agreement.

*
In the event that your employment is terminated in connection with a “Change of Control,” as defined in the Plan, your rights with respect to the Performance Stock awarded pursuant to this performance-based award will be subject to the terms of Section 13(b) of the Plan.

*
In the event of your death or Disability prior to the above vesting date, the Performance Stock shall vest in full or on a pro-rata basis, as determined by the Committee, as of the date of such death or Disability.

Dividend Equivalents:
During the period the Performance Stock is unvested and prior to the date that Shares are issued to you in satisfaction of this Performance Stock Award pursuant to the terms hereunder, no dividends or dividend equivalents shall be payable to you in respect of dividends or distributions payable by the Company to the stockholders of the Company on the Company’s Shares.

Transferability:	Neither the Performance Stock award nor any interest in the award are transferable, except as otherwise provided in Section 15 of the Plan.

Payment of Withholding Taxes:
At the time of issuance of Shares to you in satisfaction of this Performance Stock Award following vesting, all of the income and employment taxes required to be withheld by the Company in connection with the settlement of this Performance Stock Award shall be paid to the Company by withholding Shares otherwise issuable under this award having an aggregate value (based on the opening sale price per Share on the NASDAQ Global Select Market on the date the Shares are withheld) equal to the amount of the required withholding tax.

No Employment Rights:
This Agreement does not confer upon you any right to continue in the employment of Magnetek, Inc. or any of its subsidiaries or affiliates, nor does it affect the Company’s right to terminate your employment, with or without cause, or confer any right upon you to participate in any welfare or benefit plan of the Company.

MAGNETEK, INC.			GRANTEE

By:		By:
	Peter M. McCormick		Name
	President and Chief Executive Officer		Address:

By:
Scott S. Cramer
Vice President, General Counsel & Corporate Secretary